                FIRST SUPPLEMENTAL INDENTURE


    FIRST SUPPLEMENTAL INDENTURE, dated as of November
1, 1995 (this "First Supplemental Indenture"), between U S
WEST, Inc., a Delaware corporation ("U S WEST"), and Norwest
Bank Minnesota, National Association, as Trustee (the
"Trustee").

                  W I T N E S S E T H:

    WHEREAS, U S WEST, Inc., a Colorado corporation
("U S WEST Colorado"), and the Trustee executed and delivered an Indenture, dated as of June 1, 1991 (the
"Indenture"), to provide for the issuance of Liquid Yield
Option Notes Due 2011 by U S WEST Colorado (the
"Securities");

    WHEREAS, on the date hereof, pursuant to an Agreement and Plan of Merger, dated as of August 17, 1995, between U S WEST Colorado and U S WEST, (i) U S WEST Colorado is being merged with and into U S WEST, with U S WEST continuing as the surviving corporation (the "Merger") and (ii) each outstanding share of Common Stock, without par value, of U S WEST Colorado is being converted into one share of U S WEST Communications Group Common Stock, par value $.01 per share ("Communications Stock"), and one share of U S WEST Media Group Common Stock, par value $.01 per share ("Media Stock"), of U S WEST;

    WHEREAS, in accordance with Sections 5.01  and
11.14 of the Indenture, U S WEST desires to assume all of the obligations of U S WEST Colorado under the Indenture and the Securities and to provide for certain adjustments with respect to the consideration into which the Securities are convertible; and

    WHEREAS, U S WEST has requested that the Trustee execute and deliver this First Supplemental Indenture pursuant to Section 9.01 of the Indenture, and all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms have been performed and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects by U S WEST.

    NOW, THEREFORE, U S WEST covenants and agrees with the Trustee as follows:

                          ARTICLE I

                  ASSUMPTION OF OBLIGATIONS

    SECTION 1.01.  ASSUMPTION OF OBLIGATIONS.  In
accordance with the provisions of Section 5.01 of the Indenture, U S WEST hereby assumes all of the obligations of U S WEST Colorado under the Indenture and the Securities.

    SECTION 1.02.  DISCHARGE OF OBLIGATIONS.  In
accordance with the provisions of Section 5.01 of the Indenture, all of the obligations of U S WEST Colorado under the Indenture and the Securities are hereby terminated.


                         ARTICLE II

                         CONVERSION

    SECTION 2.01.  CONVERSION OF SECURITIES.
Following the Merger, the Holders of a Security shall have the right to convert such Security into the kind and amount of securities, cash or other assets which such Holder would have received immediately after the Merger if such Holder had converted such Security immediately before the effective date of the Merger, assuming (to the extent applicable) that such Holder (i) was not a constituent person or an Affiliate of a constituent person to the Merger; (ii) made no election with respect thereto; and (iii) was treated alike with the plurality of non-electing Holders.

    SECTION 2.02.  CERTAIN ADJUSTMENTS.  Following,
the Merger, the Conversion Rate shall be subject to adjustment upon the occurrence of an action taken with respect to the Communications Stock or the Media Stock as is contemplated by Article 11 of the Indenture with respect to the Common Stock, on terms comparable to those applicable to the Common Stock in Article 11 of the Indenture.

                          ARTICLE III

                         MISCELLANEOUS

    SECTION 3.01.  DEFINITIONS.  Capitalized terms
used but not defined in this First Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.

    SECTION 3.02.  CONFIRMATION OF INDENTURE.  The
Indenture, as supplemented and amended by this First
Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this First Supplemental
Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

    SECTION 3.03.  CONCERNING THE TRUSTEE.  The
Trustee assumes no duties, responsibilities or liabilties by reason of this First Supplemental Indenture other than as set forth in the Indenture.

    SECTION 3.04.  GOVERNING LAW.  This First
Supplemental Indenture, the Indenture and the Securities shall be governed by and construed in accordance with the internal laws of the State of New York.

    SECTION 3.05.  SEPARABILITY.  In case any one or
more of the provisions contained in this First Supplemental
Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture, but this First Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

    SECTION 3.06.  COUNTERPARTS.  This First
Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, as of the day and year first above written.


                               U S WEST, INC.


                               By:_________________________
                                  Name:
                                  Title:

Attest:



By:_________________________
   Name:
   Title:

                               NORWEST BANK MINNESOTA


                               By:_________________________
                                  Name:
                                  Title:
Attest:



By:_________________________
   Name:
   Title:

STATE OF           )
COUNTY OF          )  ss.:


  On the ____ day of ___________, 1995, before me
personally came _______________ to me known, who, being by me duly sworn, did depose and say that he is the __________________ of U S WEST, INC., one of the
corporations described in and which executed the above instrument; that he knows the corporate seal of said corporation; that the seal affixed to the said instrument is such corporation seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.



                               ____________________________
                                      NOTARY PUBLIC

[seal]                         Commission expires


STATE OF           )
COUNTY OF          )  ss.:


  On the ____ day of ___________, 1995, before me
personally came _____________________ to me known, who, being by me duly sworn, did depose and say that he is the ______________________ of NORWEST BANK MINNESOTA, one of the corporations described in and which executed the above instrument; that he knows the corporate seal of said corporation; that the seal affixed to the said instrument is such corporation seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.



                               ____________________________
                                     NOTARY PUBLIC

[seal]                         Commission expires